Exhibit 10.1

RESTRICTED STOCK AGREEMENT

UNIVERSAL TRUCKLOAD SERVICES, INC.

2014 AMENDED AND RESTATED STOCK INCENTIVE PLAN

RESTRICTED STOCK BONUS AWARD

NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD

THIS RESTRICTED STOCK BONUS AWARD AGREEMENT (the “Agreement”) contains the terms and conditions of the restricted stock bonus award granted to you by Universal Truckload Services, Inc., a Michigan corporation (the “Company”), under Universal Truckload Services, Inc.’s 2014 Amended and Restated Stock Incentive Plan, adopted by the Company’s Board of Directors on April 23, 2014 (the “Plan”).

Name of Grantee:	Jeffrey A. Rogers

Grant Date:	March 5, 2015

Number of Shares:	10,000 shares

The Company, pursuant to the terms of the Plan, hereby grants to you, effective on the aforementioned Grant Date, the right to receive the number of shares shown above of Common Stock of the Company (“Shares”) on the Vesting Date (as defined below). Before the Shares are vested, they are referred to in this Agreement as “Restricted Stock.”

1. Payment. The Restricted Stock is granted without requirement of payment.

2. Stockholder Rights. Your Restricted Stock will be held for you by the Company or by a designated transfer agent until the applicable Vesting Date. You shall have all the rights of a stockholder only with respect to shares of Restricted Stock that have vested. Without limiting the generality of the forgoing, with respect to your unvested Restricted Stock, you shall have neither the right to vote such shares at any meeting of shareholders of the Company nor the right to receive any dividends paid in cash or otherwise with respect to such shares.

3. Vesting of Restricted Stock.

(a) Vesting. Your Restricted Stock will vest as follows, provided you have not incurred a Forfeiture Condition described below:

Percentage of shares vesting	Cumulative percentage vested	Vesting Date

25%	25%	Immediately
25%	50%	March 5, 2016
25%	75%	March 5, 2017
25%	100%	March 5, 2018

(b) Forfeiture Conditions. Subject to Paragraph 3(c) below, the shares of your Restricted Stock that would otherwise vest on a Vesting Date will not vest and shall be forfeited if, after the Grant Date and prior to the Vesting Date:

(i) your Continuous Service as an Employee terminates on or prior to the Vesting Date; or

(ii) you are discussing or negotiating the possibility of becoming or are considering an offer to become, or have accepted an offer or entered into an agreement to become an employee, officer, director, partner, manager, consultant to, or agent of, or otherwise becoming affiliated with, any entity competing or seeking to compete with the Company or an affiliate of the Company; or

(iii) you are subject to an administrative suspension, unless you are reinstated as an Employee in good standing at the end of the administrative suspension period, in which case the applicable number of shares of Restricted Stock would vest as of the date of such reinstatement.

(c) Accelerated Vesting; Vesting Notwithstanding Termination. Your Restricted Stock will vest earlier than described in Paragraph 3(a), and such earlier vesting date shall also be considered a “Vesting Date,” under the following circumstances:

(i) If your Continuous Service as an Employee is terminated by your Disability, then your Restricted Stock shall immediately become fully vested.

(ii) If you Retire (as defined below), then your Restricted Stock shall immediately become fully vested. “Retire” means that you cease to be a full-time Employee (for any reason other than Cause) upon or after reaching the age of 65.

(iii) If your Continuous Service as an Employee is terminated by your death, then your Restricted Stock shall immediately become fully vested.

(iv) If your Continuous Service as an Employee is terminated without Cause, then your Restricted Stock shall immediately become fully vested.

(v) The Committee may, in its discretion, at any time accelerate the vesting of your Restricted Stock on such terms and conditions as it deems appropriate.

“Cause” shall mean (A) the Grantee’s continued failure to substantially perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (B) the embezzlement or theft by the Grantee of the Company’s property, (C) the Grantee’s commission or any act or omission that results in the Grantee’s conviction of a felony under the laws of the United States or any state or country, (D) the Grantee’s willful malfeasance or willful misconduct in connection with the Grantee’s duties to the Company or any other act or omission that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (E) a material breach by the Grantee of the terms of his employment agreement or any non-compete, non-solicitation or confidentiality obligation or provision to which Grantee is subject; provided, however, that no termination of Grantee shall be deemed to be for Cause under clauses (A), (D) or (E) unless the Company first provides the Grantee with written notice of the specific acts or omissions that the Company deems to constitute grounds for a termination for Cause and Grantee is provided a period of 30 days after his receipt of such notice to cure the specified deficiency.

(d) Mandatory Deferral of Vesting. If the vesting of Restricted Stock in any year could, in the Committee’s opinion, when considered with your other compensation, result in the Company’s inability to deduct the value of your Shares because of the limitation on deductible compensation under Internal Revenue Code Section 162(m), then the Company in its sole discretion may defer the Vesting Date applicable to your Restricted Stock (but only to the extent that, in the Committee’s judgment, the value of your Restricted Stock would not be deductible) until six months following the termination of your Employee status.

4. Forfeiture of Restricted Stock. If you suffer a forfeiture condition (i.e., if your Continuous Service as an Employee is terminated prior to the Vesting Date and the vesting is not accelerated under Paragraph 3(c), you will immediately forfeit your Restricted Stock, and all of your rights to and interest in the Restricted Stock shall terminate upon forfeiture without payment of consideration. Forfeited Restricted Stock shall be reconveyed to the Company.

5. Taxes and Tax Withholding.

(a) Upon the vesting of your Restricted Stock, you will have income in the amount of the value of the Shares that become vested on the Vesting Date, and you must pay income tax on that income.

(b) You agree to consult with any tax consultants you think advisable in connection with your Restricted Stock and acknowledge that you are not relying, and will not rely, on the Company for any tax advice. Please see Section 9(b) regarding Section 83(b) elections.

(c) Whenever any Restricted Stock becomes vested under the terms of this Agreement, you must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on the Company (or the Affiliate that employs you) relating to your Shares. The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash, check, or wire transfer; (ii) authorizing the Company to withhold from the Shares otherwise deliverable to you as a result of the vesting of the Restricted Stock, a number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iii) in unencumbered shares of the Company common stock, which have been held for at least six months.

6. Restricted Stock Not Transferable. Neither Restricted Stock, nor your interest in the Restricted Stock, may be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to vesting applicable to any award of Restricted Stock issued in your name. Any attempted action in violation of this paragraph shall be null, void, and without effect.

7. Right of First Refusal. The Grantee shall not sell or transfer the Shares without first providing to the Company a notice of intent to sale (the “Notice”) at least five (5) days prior to the intended sale date. After the Notice, the Company shall have until the close of business on the fourth business day after the Notice to agree to purchase the Shares intended for sale. If the Company exercises its right to purchase the Shares, the purchase shall be on the fifth day after the Notice and the price shall be the Fair Market Value (as defined in the Plan) of the Common Stock on that day. If the Company does not exercise its right, then the Grantee shall have ten (10) business days thereafter to sell the Shares. If the Grantee does not sell the Shares within such ten-day period, this right of first refusal shall be applicable to any subsequent sale of said Shares.

8. Stock Issuance.

(a) The value of the Shares under this Agreement will not be taken into account in computing the amount of your salary or other compensation for purposes of determining any pension, retirement, death or other benefit under any employee benefit plan of the Company or any affiliate of the Company, except to the extent such plan or another agreement between you and the Company specifically provides otherwise.

(b) The Company may, without liability for its good faith actions, place legend restrictions upon the Restricted Stock or unrestricted Shares obtained upon vesting of the Restricted Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Restricted Stock.

9. Agreements of Grantee. By accepting this award,

(a) You agree to provide any information reasonably requested by the Company from time to time, and

(b) You agree not to make an Internal Revenue Code Section 83(b) election with respect to this award of Restricted Stock.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either part at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Grantee the right to be retained in the employ of, or in any consulting relationship to, the Company. Further, the Company may at any time terminate the employment of the Grantee or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

12. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and heirs of the respective parties. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon Grantee’s heirs, legal representatives, and successors. This Agreement shall be the sole and exclusive source of any and all rights which the Grantee, his heirs, legal representatives or successors may have in respect to the Plan or any Shares granted or issued hereunder, whether to himself or to any other person.

13. Governing Plan and Plan Amendments. By entering into this Agreement, the Grantee agrees and acknowledges that the Grantee has received a copy of the Plan. The award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated into this Agreement by reference. By signing this Agreement, you accept this award, acknowledge receipt of a copy of the Plan and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan. This Agreement shall be subject to the terms of the Plan except that this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of this Agreement without the Grantee’s written consent.

14. Terms. Any terms used in this Agreement that are not otherwise defined shall have the meanings ascribed to them in the Plan.

15. Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

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COMPANY:

By:	/s/ David A. Crittenden
Name:	David A. Crittenden
Title:	Chief Financial Officer

GRANTEE:

I acknowledge having received, read and understood the Plan and this Agreement. I accept the terms and conditions of my Restricted Stock award as set forth in this Agreement, subject to the terms and conditions of the Plan.

/s/ Jeff Rogers
Signature of Grantee
Name:	Jeffrey A. Rogers

Agreed to and accepted this 5th day of March, 2015.